Exhibit 10.1

NOAH HOLDINGS LIMITED

SHARE INCENTIVE PLAN

Dated as of August 19, 2008, as amended as of July 20, 2010

NOAH HOLDINGS LIMITED

SHARE INCENTIVE PLAN

1.	DEFINITIONS AND INTERPRETATION

(A)	In this Plan, save where the context otherwise requires, the following expressions have the respective meanings set forth opposite them:

“Adoption Date”	August 19, 2008;

“Auditors”	the auditors for the time being of the Company;

“Board”	the board of directors of the Company or a duly authorised committee thereof;

“business day”	any day (excluding Saturday) on which banks in Hong Kong, China generally are open for business;

“Commencement Date”	in respect of any particular Option, the date on which the Option is granted in accordance with the terms of this Plan;

“Company”	NOAH HOLDINGS LIMITED, a company incorporated in the Cayman Islands;

“Employee”	any full-time or part-time employee (including, without limitation, an executive director) of the Group and any consultant or adviser to the Group, and “Employment” has a corresponding meaning;

“Grantee”	any Qualified Person who accepts an Offer in accordance with the terms of this Plan, or (where the context so permits) any person who is entitled to any Option in consequence of the death of the original Grantee, or a person who has been granted other incentive shares pursuant to the Plan;

“Group”	the Company and its Subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“incentive share”	an Option, a Restricted Share or any other incentive share award that the Board may approve from time to time;

“Offer”	the offer of the grant of an Option made in accordance with paragraph 4;

“Offer Date”	the date on which an Offer is made to a Qualified Person;

“Offer Letter”	the letter, referred to in paragraph 4(B), from the Board to a Grantee containing an Offer;

“Option”	a right granted to subscribe for Shares pursuant to this Plan;

“Option Period”	the period during which the Option can be exercised, which shall be the tenth anniversary of the date each Option is granted;

“Option Shares”	Shares allotted and issued to a Grantee pursuant to the exercise of an Option;

“Plan”	this share incentive plan in its present form or as amended from time to time in accordance with the provisions hereof;

“Qualified Person”	any individual, form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, organisation or trust (in each case whether or not having a separate legal personality) who or which is granted an incentive shares hereunder by the Board by reason of their contribution to the Group prior to the Commencement Date;

“Restricted Shares”	a share awarded to a Grantee pursuant to Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture;

“RMB”	Renminbi, the lawful currency of the People’s Republic of China;

“Shares”	ordinary shares of US$0.0005 each in the capital of the Company (or of such other nominal amount as shall result from a sub-division, consolidation, reclassification or reconstruction of the share capital of the Company from time to time);

“Stock Exchange”	any qualified stock exchange approved by the Board;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option, as described in paragraph 5, or the price per Share that the Grantee may pay for the Restricted Shares as the Board may determine;

“Subsidiary”	a company which is for the time being and from time to time a subsidiary of the Company, irrespective of where the company is incorporated;

“US$”	US Dollar, the lawful currency of the United States; and

“Vesting Schedule”	the vesting schedule according to which the Option to be issued to the Grantee, as described in paragraph 5.

(B)	In this Plan, save where the context otherwise requires:

(i)	the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of this Plan;

(ii)	references to paragraphs are references to paragraphs of this Plan;

(iii)	references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(iv)	expressions in the singular shall include the plural and vice versa;

(v)	expressions in any gender shall include other genders; and

(vi)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises and branches.

2.	CONDITION

This Plan shall take effect subject to the passing of a resolution by the Board to approve and adopt this Plan, and to grant Options to subscribe for Shares hereunder or other incentive shares under this Plan and to allot, issue and deal with Shares pursuant to the exercise of any Options granted or other incentive shares granted under this Plan.

3.	DURATION AND ADMINISTRATION

(A)	Subject to paragraph 14, this Plan shall be valid and effective for the period commencing on the Adoption Date and ending on December 31, 2018 after which period no further Options or other incentive shares will be granted, but the provisions of this Plan shall in all other respects remain in full force and effect and the Grantees may exercise the Options or the other incentive shares in accordance with the terms upon which the Options or the other incentive shares are granted.

(B)	This Plan shall be subject to the administration of the Board or a committee of the Board and the decision of the Board shall be final and binding on all parties. The Board shall have the right (i) to interpret and construe the provisions of the Plan, (ii) to determine the persons who will be awarded Options or other incentive shares under the Plan, and the number and Subscription Price of Options or other incentive shares awarded thereto, (iii) to make such appropriate and equitable adjustments to the terms of Options or the other incentive shares granted under the Plan as it deems necessary, (iv) amend, add to and/or delete any of the provisions of this Plan, provided that no such amendment, addition or deletion shall adversely affect the rights of any Grantee in respect of any Options or the other incentive shares granted to such Grantee, and (v) to make such other decisions or determinations as it shall deem appropriate in the administration of the Plan.

(C)	No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

4.	OFFER AND GRANT OF OPTIONS

(A)	On and subject to the terms of this Plan, the Board shall be entitled at any time during the life of the Plan to make an Offer to any Qualified Person as the Board may in its absolute discretion select to take up Options in respect of such number of Shares as the Board may determine at the Subscription Price. Options may be granted on such terms and conditions in relation to their vesting, exercise or otherwise (e.g. by linking their exercise to the attainment or performance of milestones by the Company, any Subsidiary, the Grantee or any group of Employees) as the Board may determine, provided such terms and conditions shall not be inconsistent with any other terms and conditions of this Plan.

(B)

An Offer shall be made to a Qualified Person by Offer Letter in such form as the Board may from time to time determine requiring the Qualified Person to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Plan and shall remain open for acceptance by the Qualified Person to whom an Offer is made until 17.00 hours on the 15th business day following the Offer Date.

(C)	An Offer shall be deemed to have been accepted and the Option to which the Offer relates shall be deemed to have been granted and to have taken effect (with retrospective effect from the Offer Date) when the duplicate Offer Letter comprising acceptance of the Offer duly signed by the Grantee with the number of Shares in respect of which the Offer is accepted clearly stated therein, together with a remittance in favour of the Company of RMB1.00 by way of consideration for the grant thereof, is received by the Company. Such remittance shall not be refundable.

(D)

Any Offer may be accepted in respect of less than the number of Shares to which the offered Option relates. To the extent that the Offer is not accepted by 17.00 hours on the 15th business day following the Offer Date in the manner indicated in paragraph 4(C), it will be deemed to have been irrevocably declined.

5.	SUBSCRIPTION PRICE AND VESTING SCHEDULE

(A)	The Subscription Price and the Vesting Schedule shall be determined by the Board from time to time and shall be set out in the Offer Letter.

(B)	There shall be no accelerated vesting of any Options except that with the prior approval of the Board vesting may be fully accelerated for a period of not more than one (1) year upon a change of control of the Company or the sale of all or substantially all of the assets of the Company.

6.	EXERCISE OF OPTIONS

(A)	An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option.

(B)	An Option may be exercised in whole or in part in the manner as set out in paragraph 6(C) or 6(D) (as the case may be) by the Grantee (or his or her personal representatives) giving notice in writing to the Company in the form of the notice attached hereto as Schedule I stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. In the case of a Grantee who is a national or a resident of the PRC or of such other country or jurisdiction as the Board shall determine from time to time and notify to the Grantees, the notice exercising the Option shall include an undertaking in the form set out in the notice attached hereto as Schedule I confirming that the funds representing the Subscription Price payable under paragraph 6(C) upon exercise of the Option were obtained in accordance with applicable laws or regulations.

(C)	Each notice of exercise of an Option must be accompanied by a remittance for the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the notice is given. Within 28 days after receipt of the notice and remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to paragraph 9, the Company shall allot and issue or procure the allotment and issue of the relevant Option Shares to the Grantee (or his or her personal representative) credited as fully paid and issue to the Grantee (or his or her personal representative) a share certificate in respect of the Option Shares so allotted.

(D)	Subject as hereinafter provided and subject to the terms and conditions upon which such Option was granted, particularly in the Offer Letter, the Option may be exercised by the Grantee at any time during the Option Period. In the following circumstances the Grantee may, to the extent permitted below, exercise the Option in according the timetable as indicated:-

(i)	in the event of the Grantee ceasing to be an Employee by reason of his/her death, disability, retirement through ill health, redundancy, retrenchment or having reached the normal Group retirement age or for any other reason that the Board considers valid, before exercising the Option in full, the Grantee (or in the case of his/her death or total disability, his/her personal representative) may exercise the Option in full or in part, as the Grantee (or his/her representative, if applicable) may determine (to the extent not already exercised), in accordance with the provisions of paragraph 6(B);

(ii)	if a general offer by way of takeover is made to all the holders of Shares (or all such holders other than the offeror, any person controlled by the offeror and any person acting in association or concert with the offeror) with the terms of the offer having been approved by the holders of not less than nine-tenths in value of the Shares comprised in the offer within 3 months from the date of the offer and the offeror thereafter gives a notice to acquire the remaining Shares, the Grantee (or, where appropriate, his or her legal personal representative) shall be entitled to exercise the Option in full (to the extent not already exercised) within 30 days after the date of such notice by the offeror;

(iii)	if a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice to the Grantee on the same date as it despatches the notice to each member or creditor of the Company summoning the meeting to consider such a compromise or arrangement, and thereupon the Grantee (or his or her personal representative, if applicable) may, until the expiry of the period commencing with such date and ending with the earlier of the date two months thereafter and the date on which such compromise or arrangement becomes legally effective, provided that the relevant Option is not subject to a term or condition precedent to it being exercisable which has not been fulfilled, exercise any of his or her Options (to the extent not already exercised) whether in full or in part, subject to such compromise or arrangement becoming legally effective. Upon such compromise or arrangement becoming legally effective, all Options shall lapse except insofar as previously exercised under the Plan (including pursuant to the right granted under the proceeding sentence). The Company may require the Grantee (or his or her personal representative) to transfer or otherwise deal with the Option Shares issued in these circumstances so as to place the Grantee in the same position as nearly as would have been the case had such Option Shares been subject to such compromise or arrangement;

(iv)	in the event a notice is given by the Company to its shareholders to convene a shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to wind-up the Company voluntarily, the Company shall forthwith give notice thereof to the Grantee and the Grantee (or his or her legal personal representative, if applicable) may by notice in writing to the Company (such notice to be received by the Company not later than four (4) business days prior to the proposed shareholders’ meeting) exercise the Option (to the extent not already exercised) either to its full extent or to the extent specified in such notice and the Company shall as soon as possible and in any event no later than the day immediately prior to the date of the proposed shareholders’ meeting, allot and issue such number of Option Shares to the Grantee which falls to be issued on such exercise; and

(v)	in the event that the Grantee shall be employed by a Subsidiary and the shares in such Subsidiary (or in any other Subsidiary which is a holding company of such Subsidiary) shall be listed, or become publicly traded, on any recognised stock exchange, the Company may, if the Board considers it appropriate, give notice to the Grantee requiring the Grantee to exercise the Option (to the extent not already exercised) up to his or her entitlement at the date of such notice, or to the extent specified in such notice and on such other terms as to exercise period, etc. as the Board shall decide.

(E)	Subject to paragraph 6(F), Option Shares will be subject to the provisions of the memorandum and articles of association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue as from the date of exercise of the Option and in particular will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of exercise of the Option other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor is before the date of exercise of the Option, provided always that when the date of exercise of the Option falls on a date upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first business day on which the register of members of the Company is re-opened.

(F)	Prior to the expiry of the Option Period, any cancellation of Options granted but not exercised shall require the approval of the Board and the Grantee in question. Cancelled Options may be re-issued after such cancellation has been approved, provided that re-issued Options shall only be granted in compliance with the terms of this Plan.

7.	LAPSE OF OPTION

An Option shall lapse automatically (to the extent not already exercised) on the earliest of:

(A)	the expiry of the Option Period (subject to the provisions of paragraph 3(A));

(B)	the expiry of the periods referred to in paragraph 6(D)(ii), (iii) or (v);

(C)	subject to the plan of arrangement or plan for reconstruction or amalgamation becoming legally effective, the expiry of the period referred to in paragraph 6(D)(iv);

(D)	the date on which the Grantee ceases to be an Employee by reason of his resignation or the termination of his or her employment on any ground other than those set out in paragraph 6(D)(i);

(E)	the date of the commencement of the winding-up of the Company; and

(F)	the date on which the Grantee commits a breach of paragraph 6(A).

8.	RESTRICTED SHARES

(A)	The Board, at any time and from time to time, may grant Restricted Shares to Grantees as the Board, in its sole discretion, shall determine. The Board, in its sole discretion, shall determine the number of Restricted Shares to be granted to each Grantee.

(B)	Each award of Restricted Shares shall be evidenced by an award agreement that shall specify the period of restriction, the number of Restricted Shares granted, and such other terms and conditions as the Board, in its sole discretion, shall determine. Unless the Board determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

(C)	Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Board may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter.

(D)	Except as otherwise determined by the Board at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the award agreement; provided, however, the Board may (a) provide in any Restricted Share award agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

(E)	Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Shares are registered in the name of the Grantee, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(F)	Except as otherwise provided in this Article 8, Restricted Shares granted under the Plan shall be released from escrow as soon as practicable after the last day of the period of restriction. The Board, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Grantee shall be entitled to have any legend or legends under Section 8(E) removed from his or her share certificate, and the Shares shall be freely transferable by the Grantee, subject to applicable legal restrictions. The Board (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

9.	MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS

(A)	The maximum number of incentive shares under this Plan and any other share incentive plan of the Company shall not, subject to paragraph 10, exceed eight percent (8%) of the Shares in issue on the date the offer of the grant of an Option is made or the date of the award agreement of the Restricted Shares is entered into, as applicable (excluding (i) any Shares issued upon the exercise of Options granted pursuant to this Plan and any other share option plan of the Company and (ii) any pro rata entitlements to further Shares issued in respect of those Shares mentioned in (i) during the period of ten consecutive years commencing on the Adoption Date).

(B)	No Employee shall be granted an Option which, if exercised in full, would result in such Employee becoming entitled to subscribe for such number of Shares as, when aggregated with the total number of Shares already issued under all the Options previously granted to him which have been exercised, and, issuable under all the Options previously granted to him which are for the time being subsisting and unexercised, would exceed five percent (5%) of the aggregate number of Shares for the time being issued and issuable under this Plan.

(C)	The maximum number of Shares referred to in paragraphs 9(A) and 9(B) will be adjusted, in such manner as an independent financial adviser or the Auditors (acting as experts and not as arbitrators) shall confirm to the Directors in writing in the terms set out in paragraph 10 below, in the event of any alteration in the capital structure of the Company whether by way of capitalisation of profits or reserves, rights issue, consolidation, sub-division or reduction of the share capital of the Company or otherwise howsoever.

10.	REORGANISATION OF CAPITAL STRUCTURE

In the event of any alteration in the capital structure of the Company whilst any incentive share remains exercisable, whether by way of capitalisation of profits or reserves, rights issue, consolidation, sub-division, or reduction of the share capital of the Company or otherwise howsoever in accordance with legal requirements, other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company is a party or an issue of shares pursuant to, or in connection with, any share incentive plan, share appreciation rights plan or any arrangement for remunerating or incentivising any employee, consultant or adviser to the Company or any Subsidiary or in the event of any distribution of the Company’s capital assets to its shareholders on a pro rata basis (whether in cash or in specie) other than dividends paid out of the net profits attributable to its shareholders for each financial year of the Company, such corresponding alterations (if any) shall be made to:

(i)	the number or nominal amount of Shares subject to the Option so far as unexercised or the amount of Restricted Shares that are still subject to restrictions;

(ii)	the Subscription Price;

or any combination thereof, as an independent financial adviser or the Auditors shall confirm to the Directors in writing, either generally or as regard any particular Grantee, to have given a participant the same proportion (or rights in respect of the same proportion) of the equity capital as that to which that person was previously entitled, but that no such adjustments be made to the extent that a share would be issued at less than its nominal value. The capacity of the independent financial adviser or Auditors (as the case may be) in this paragraph is that of experts and not of arbitrators and their confirmation shall, in the absence of manifest error, be final and binding on the Company and the Grantees. The costs of the independent financial adviser or Auditors (as the case may be) shall be borne by the Company.

12.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

13.	DISPUTES

Any dispute arising in connection with this Plan (whether as to the number of Shares which are the subject of an incentive share, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors, who shall act as experts and not as arbitrators and whose decision shall be final and binding upon all persons affected thereby.

14.	ALTERATION OF THIS PLAN

This Plan may be altered in any respect by the prior approval of the Board, provided that no such alteration shall operate to affect adversely the terms of issue of any incentive shares granted or agreed to be granted prior to such alteration, except with the consent or sanction of such majority of the Grantees as would be required of the shareholders of the Company under the memorandum and/or articles of association for the time being of the Company for a variation of the rights attached to the Shares.

15.	TERMINATION

The Board may at any time terminate the operation of this Plan and in such event no further incentive shares will be offered but in all other respects the provisions of this Plan shall remain in full force and effect.

16.	MISCELLANEOUS

(A)	This Plan shall not form part of any contract of employment between the Company or any Subsidiary and any Qualified Person or Grantee, and the rights and obligations of any Qualified Person or Grantee under the terms of his or her office or employment shall not be affected by his or her participation in this Plan or any right which he or she may have to participate in it and this Plan shall afford such Qualified Person or Grantee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

(B)	This Plan shall not confer on any person any legal or equitable right (other than those rights constituting the incentive shares themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

(C)	The Company shall bear the costs of establishing and administering this Plan.

(D)	Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Shanghai, China or such other address as notified to the Grantee from time to time and, in the case of the Grantee, his or her address in China as notified to the Company from time to time.

(E)	Any notice or other communication served by post:

(i)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(ii)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

(F)	All allotments and issues of Shares will be subject to all necessary consents under any relevant legislation for the time being in force in Hong Kong and the Cayman Islands and a Grantee shall be responsible for obtaining any governmental or other official consent or approval that may be required by any country or jurisdiction in order to permit the grant or exercise of an incentive shares. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or approval or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Plan.

(G)	This Plan and all incentive shares granted hereunder shall be governed by and construed in accordance with the laws of Cayman Islands.

Schedule I

[Date]

[                    ]

Noah Holdings Limited

Dear Sir,

Employee Share Option Plan

I hereby give notice that the Option granted to me under the Employee Share Option Plan (“the Plan”) is hereby exercised in respect of [            ] Shares.

[As I am a national of or resident in the PRC] [or such other country or jurisdiction as the Board has determined and notified to the Grantees], this notice is required to be accompanied by an undertaking complying with the rules of the Plan.]* [Such undertaking is set out below, and therefore the Option to which this notice relates is deemed to be a Share Option.]

[I enclose the remittance of US$[            ], being the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the Share Option is exercised.]* [I hereby undertake to the Company that the funds representing the Subscription Price were obtained in accordance with applicable laws and regulations.]*

I hereby [warrant and represent that [the exercise of the Share Option in accordance with this notice, the issue of Shares pursuant thereto, the registration of myself as the holder of the Shares, the exercise and enjoyment of the rights attaching to such Shares and the performance of the obligations of the Company and myself under the Plan]*

Words and expressions defined in the Plan have the same meanings in this letter.

Yours faithfully,

[name of Grantee]

*	Please amend this notice appropriately to reflect that you are not a PRC national or resident, or national or resident of another country or jurisdiction which the Board has nominated, or if you are, that the notice includes the required undertaking, and accordingly, the Option is a Share Option as defined in the Plan.

Please note that further amendments may be required if the Option is being exercised by the Grantee’s personal representatives.

If you require any assistance in preparing this notice, please contact [            ].